EXHIBIT 10.21

NON-COMPETITION AND CONSULTING AGREEMENT

          THIS NON-COMPETITION AND CONSULTING AGREEMENT (the “Agreement”) is made as of the 12th day of October, 2010, between Berkshire Hills Bancorp, Inc. (“BHB”), a Delaware corporation, Berkshire Bank (“Berkshire Bank”), a Massachusetts savings bank and wholly owned subsidiary of BHB and Charles M. Sprock (“Consultant”), an individual residing in New York.

          WHEREAS, Rome Bancorp, Inc. (“Rome”) is a Delaware corporation with its principal office located in Rome, New York, and is the holding company for The Rome Savings Bank;

          WHEREAS, BHB and Rome entered into an Agreement and Plan of Merger dated October 12th, 2010 (“Merger Agreement”), wherein Rome will merge with and into BHB;

          WHEREAS, Consultant is the President and Chief Executive Officer of Rome and The Rome Savings Bank;

          WHEREAS, Consultant’s executive position will be terminated as of the Effective Time and such termination will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code”);

          WHEREAS, BHB and Berkshire Bank desire to assure itself of the continued availability of the Consultant’s services as provided in this Agreement;

          WHEREAS, the Consultant is willing to serve BHB and Berkshire Bank on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, BHB, Berkshire Bank and the Consultant agree as follows:

1.

Consultant Relationship. BHB and Berkshire Bank hereby engage Consultant and Consultant hereby agrees to serve BHB and Berkshire Bank, under the terms and conditions set forth in this Agreement. Consultant hereby acknowledges and recognizes that at all times he will be classified as an independent contractor.

2 .

Duties of Consultant. Consultant shall provide consulting services as a liaison for BHB and Berkshire Bank to The Rome Savings Bank Foundation (“Foundation”) and, in that capacity, take such actions as may reasonably be requested by BHB and Berkshire Bank with respect to the Foundation. Consultant shall provide services and be available for an amount of time not to exceed 20 percent of the average level of bona fide services performed over the 36-month period immediately preceding the Effective Time, and such services may be rendered by telephonic or electronic means.

3.

Term of Agreement. This Agreement shall commence on the Effective Time (as defined in the Merger Agreement) and the consulting duties provided in Sections 1 and 2 of this Agreement shall expire six (6) months later (“Consulting Term”); however, the non-competition and non-solicitation provisions in Section 6 of this Agreement shall expire eighteen (18) months following the Effective Time (“Non-Compete Term”).

4.

Compensation. Berkshire Bank shall pay Consultant $225,000 (“Consideration”) for his services as a Consultant under this Agreement and for Consultant’s agreement not to compete under Section 6 hereof, payable in monthly installments over the Consulting Term pursuant to Berkshire Bank’s customary payroll practices for non-employee service providers. In the event that Consultant dies or becomes disabled (within the meaning of section 409A of the Code), Berkshire Bank shall continue to pay Consultant, or his estate, the Consideration in monthly installments as described above. Notwithstanding anything in this section 4 to the contrary, each installment of the Consideration shall be paid before March 15 of the year immediately following the earlier of (a) the year in which the corresponding portion of the Consulting Term ended, or (b) the year in which the Consultant dies or becomes disabled (within the meaning of section 409A of the Code).

5.

Unauthorized Disclosure. During the Consulting Term, or at any later time, the Consultant shall not, without the written consent of the President and Chief Executive Officer of BHB or a person authorized thereby, knowingly disclose to any person, other than an employee of BHB and Berkshire Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Consultant of his duties, any material confidential information obtained by him while performing services for BHB and Berkshire Bank with respect to any of BHB and Berkshire Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to BHB and Berkshire Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by BHB and Berkshire Bank or any information that must be disclosed as required by law.

6.	Covenant Not to Compete.

(a)

Consultant hereby acknowledges and recognizes the highly competitive nature of the business of BHB and Berkshire Bank and, accordingly, agrees that during the Non-Compete Term, Consultant shall not, except as otherwise permitted in writing by BHB and Berkshire Bank:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of BHB and Berkshire Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of BHB and Berkshire Bank, or any of their direct or indirect subsidiaries or affiliates, and has offices within twenty-five miles (25) miles of any office of BHB and Berkshire Bank or any of their direct or indirect subsidiaries or affiliates (“Competitor”);

(ii) serve as a consultant, director, independent contractor, employee or provide financial or other assistance to any Competitor; or

(iii) directly or indirectly solicit persons or entities who were customers, clients, or referral sources of BHB and Berkshire Bank, or their subsidiaries to become a customer, client, or referral source of any Competitor.

(b)

If Consultant violates any provision of contained in Section 6 of this Agreement, the Consultant acknowledges and agrees that: (i) any compensation not yet paid pursuant to this Agreement shall be forfeited and any compensation received by the Consultant under this Agreement shall be returned to BHB and Berkshire Bank, and (ii) BHB and Berkshire Bank will be entitled to seek an injunction restraining Consultant from competing or disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of BHB and Berkshire Bank. Nothing herein will be construed as prohibiting BHB and Berkshire Bank from pursuing any other remedies available to BHB and Berkshire Bank for such breach or threatened breach, including the recovery of damages from Consultant.

(c)

It is expressly understood and agreed that, although Consultant and BHB and Berkshire Bank consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for BHB and Berkshire Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against

Consultant, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(d)	The provisions of this Section 6 shall be applicable, commencing on the date of this Agreement and ending on the first anniversary of the Effective Time.

(e)	The provisions of this Section 6 shall survive the termination of the Consulting Agreement, regardless of the reason for termination.

7.

Work Made for Hire. Any work performed by the Consultant under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of BHB and Berkshire Bank and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Consultant agrees to and does hereby assign to BHB and Berkshire Bank and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

8.

Return of Company Property and Documents. Consultant agrees that, at the time of termination of this Agreement, regardless of the reason for termination, he will deliver to BHB and Berkshire Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Consultant during the course of this Agreement.

9.

Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of BHB and Berkshire Bank, in the case of notices to BHB and Berkshire Bank.

10.

Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and the President and Chief Executive Officer of BHB. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.	Assignment. This Agreement shall not be assignable by any party, except by BHB and Berkshire Bank to any successor in interest to their respective businesses.

12.

Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s consulting services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

13.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.

Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles.

15.

Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

[Signature Page to Follow]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly

Michael P. Daly
President and Chief Executive Officer

BERKSHIRE BANK

By:	/s/ Michael P. Daly

Michael P. Daly
President and Chief Executive Officer

CONSULTANT

/s/ Charles M. Sprock

Charles M. Sprock